SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: INVESCO Manager Series Funds, Inc.

Address of Principal Office:

            4350 South Monaco Street, Denver, Colorado 80237

Telephone Number:  (720) 624-6300

Name and address of Agent for service of process:

            Glen Alan Payne, Esq.
            4350 South Monaco Street
            Denver, Colorado 80237

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A;

            YES         NO    X
                ---          ---

Item 1.           INVESCO Manager Series Funds, Inc.

Item 2. Registrant was organized under the laws of the State of Maryland on May 23, 2002.

Item 3.           Registrant is a corporation.

Item 4.           Registrant is a management company.

Item 5.           (a)  Registrant is an open-end company.

                  (b)   Registrant is a diversified company.

Item 6.           INVESCO Funds Group, Inc.
                  4350 South Monaco Street
                  Denver, Colorado 80237

Item 7.           Mark Hurst Williamson
                  4350 South Monaco Street
                  Denver, Colorado 80237

                  Glen Alan Payne
                  4350 South Monaco Street
                  Denver, Colorado 80237

                  Raymond Roy Cunningham
                  4350 South Monaco Street
                  Denver, Colorado 80237

Item 8.           Not Applicable

Item 9.           (a)  No

                  (b)   Not Applicable

                  (c)   Yes

                  (d)   No

                  (e)   Not Applicable

Item 10.          Zero

Item 11.          No

Item 12.          Not Applicable

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 23rd day of May, 2002.


                              INVESCO MANAGER SERIES FUNDS, INC.



                           By: /s/ Raymond R. Cunningham
                               -------------------------
                               Raymond R. Cunningham
                               Director



Attest:  /s/ Glen A. Payne
         -----------------
         Glen A. Payne,
         Director